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                                                                    EXHIBIT 10.7

                        CONSULTING AND ADVISORY AGREEMENT


         THIS AGREEMENT (the "Agreement"), is made effective as of August 25, 2000, by and between The Lundy Packing Company, a North Carolina corporation (together with its subsidiaries and affiliates, the "Company") and Annabelle Fetterman (the "Consultant").

         WHEREAS, pursuant to the terms of that certain Acquisition Agreement by and among the Company, Premium Standard Farms, Inc. and PSF Acquisition Corp., dated as of July 12, 2000 (the "Acquisition Agreement"), it was agreed that the Company and the Consultant would enter into this Agreement; and

         WHEREAS, the Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto agree as follows:

         1. Services. The Consultant agrees to provide various consulting and advisory services to the Company as determined by the Company from time to time, including but not limited to:

                  a. Working with the Company to develop and implement policies and procedures with respect to the business and operations of the Company;

                  b. Attending meetings and participating in conference calls or other forms of communication to share the Consultant's ideas, experience and expertise with the Company;

                  c. Assisting in the development, maintenance and enhancement of positive relations between the Company and both the governmental authorities and the broader communities in which the Company operates;

                  d. Promoting the interests of the Company in connection with public relations efforts; and

                  e. Providing any other services the Company believes will be beneficial in furthering its goals.

         Such services will be provided at times reasonably agreed to by the Company and the Consultant.

         2. Compensation.

                  2.1 Consulting Fee. The Consultant shall be compensated in accordance with the compensation structure set forth on Schedule 1 attached hereto.
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                  2.2 Reimbursement of Expenses. The Company shall reimburse the
Consultant for all reasonable and necessary expenses properly incurred or paid by the Consultant in connection with, or related to, the performance of services under this Agreement, including but not limited to travel, lodging and reasonable entertainment expenses. However, the Consultant shall not incur expenses in excess of $1000 during any one month period without the prior written consent of the Company. The Consultant shall submit to the Company itemized statements on a monthly basis together with receipts, in a form satisfactory to the Company, of all such expenses incurred. The Company shall pay to the Consultant amounts shown on each such statement within thirty (30) days of receiving Consultant's itemized statement.

                  2.3 Benefits. The Consultant shall not be entitled to any benefits, coverage or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company; provided, however, that, the Company shall provide medical insurance coverage to Consultant during the term of this Agreement except as otherwise provided herein on terms substantially equivalent to those offered by the Company to its employees. The Company agrees that the Consultant's right to continuation of health care coverage under "COBRA" will commence upon the termination of coverage hereunder.

                  2.4 Taxes. No income tax or payroll tax of any kind shall be withheld or paid by the Company on behalf of the Consultant for any payment under this Agreement. The Consultant agrees to be responsible for all taxes and similar payments arising out of any of her activities contemplated by this Agreement, including, without limitation, federal, state and local income tax, social security tax (FICA), self-employment taxes, unemployment insurance taxes and all other taxes, fees and withholding. The Company shall not be obligated to pay to the Consultant any amounts hereunder until the Consultant shall provide to the Company the Consultant's federal tax identification number and any other necessary information required by the Company to comply with applicable tax and other laws.

         3. Term and Termination.

                  3.1 Term. The term of this Agreement shall be three years, commencing on the date of this Agreement and ending on August 25, 2003; provided, however, that, this Agreement may be earlier terminated as set forth in Section 3.2 below.

                  3.2 Termination.

                            (a) Termination For Cause. This Agreement may be
terminated by the Company prior to the expiration of the term for "Cause" as defined below, or by the Consultant by resignation. For purposes of this Section 3.2(a), "Cause" shall mean (i) any public disparagement of the Company, (ii) Consultant's conviction of a felony or any crime involving moral turpitude;
(iii) the willful engaging by Consultant in conduct injurious to the Company, monetarily or otherwise; (iv) the willful failure by Consultant to perform the services referenced in Section 1 hereof; or (v) a material breach of this Agreement, including any breach of the confidentiality and non-competition obligations contained in Sections 5 and 6. In the event of termination for Cause or resignation by the Consultant, the Consultant shall be entitled to retain all amounts previously paid hereunder and shall be entitled to (i) the portion of the consulting fee set forth on Schedule 1 attached hereto earned but not yet paid prior to the effective date of such


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early termination; (ii) expenses properly incurred but not yet paid prior to the effective date of such early termination; and (iii) the medical insurance coverage set forth in Section 2.3 above up to and including the effective date of such early termination. Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Company and Company shall have no obligation or liability to make additional payments to Consultant hereunder.

                            (b) Termination Without Cause. This Agreement may be
terminated by the Company prior to the expiration of the term without Cause. In the event of termination without Cause or upon the death or disability of the Consultant, the Consultant shall be entitled to (i) full immediate payment of all earned but not yet paid, and all unearned consulting fee as set forth on
Schedule 1 attached hereto, for the full term of this Agreement; and (ii) the medical insurance coverage set forth in Section 2.3 above, for the full term of this Agreement. Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Company and Company shall have no other obligation or liability to Consultant hereunder.

         4. Cooperation.

         The Consultant shall use her best efforts in the performance of her obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required to permit the Consultant to perform her obligations under this Agreement. The Consultant shall cooperate with the Company's personnel, shall not interfere with the conduct of the Company's business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

         5. Proprietary Information.

                  5.1 For purposes of this Agreement, "Proprietary Information" shall include all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any data, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of her service as a consultant to the Company.

                  5.2 The Consultant acknowledges that her relationship with the Company is one of high trust and confidence and that in the course of providing service to the Company she will have access to and contact with Proprietary Information. The Consultant agrees that she will not, during the term of this Agreement or at any time thereafter, disclose to others, or use for her benefit or the benefit of others, any Proprietary Information.

                  5.3 The Consultant's obligations under this Section 5 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant of this Section 5,
(ii) is disclosed to Consultant by a third party


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unaffiliated with the Company who is not subject to an obligation of confidentiality to the Company, or (iii) is approved for release by written authorization of the Company.

                  5.4 Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) containing or based upon Proprietary Information.

         6. Restrictive Covenant. As a material part of this Agreement, and in consideration of the agreements contained in the Acquisition Agreement, the Consultant agrees she shall not at any time during the term of this Agreement:

                  6.1 work for, consult for, be an independent contractor for, be employed by or be an officer, director, shareholder or partner of, or otherwise own any interest in, any entity competing with the Company, including the hog production or processing businesses, within the states of North Carolina, Florida and New York;

                  6.2 solicit, directly or indirectly, any of the Company's existing or prospective customers for any business or entity competing with the Company; and

                  6.3 solicit, induce, or attempt to induce any current employee of the Company to leave the Company's employ or hire any such employee.

         If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, or over too great a range of activities, or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

         7. Independent Contractor Status.

         The Consultant and the Company understand and intend that the Consultant shall perform all services under this Agreement as an independent contractor and not as an employee of the Company. The manner of and means by which the Consultant executes and performs her obligations hereunder are to be determined by the Consultant in her reasonable discretion. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner, unless, in each instance, the Consultant shall receive the prior written approval of the Company to so assume, obligate or bind the Company.

         8. Existing Agreements.

         The Company and the Consultant agree that this Agreement shall in all respects replace any existing agreements related to employment between the Consultant and the Company. The Consultant hereby releases, acquits, and forever discharges the Company of and from any and all liability, claims, demands, obligations, actions, causes of action and damages of any kind or



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nature whatsoever, whether known or unknown, anticipated or unanticipated, suspected or unsuspected, past, present, or future, arising out of or relating in any way to such prior agreements related to employment.

         9. Wrongful Use of Company's Name.

         After termination of the Consultant's services hereunder, the Consultant shall not indicate on any stationery, business card, advertising, or other business materials that she is, or was, formerly a consultant for the Company or of any division or subsidiary of the Company, except in the bona fide submission of resumes and the filling out of applications in the course of seeking employment.

         10. Injunction. In view of the Consultant's access to Proprietary Information granted hereunder, and in consideration of the compensation set forth in Section 1 hereof and in consideration of the value of such property to the Company, the Consultant acknowledges that the non-disclosure covenants and the restrictive covenants set forth in Sections 5 and 6, are reasonable and necessary to protect and maintain the proprietary and other legitimate business interests of the Company, and that the enforcement thereof would not prevent the Consultant from earning a livelihood. In the event of a breach or threatened breach by the Consultant of any such covenant, the Consultant acknowledges that the Company would be irreparably harmed and that the full extent of injury resulting therefrom would be impossible to calculate and Company therefore would not have an adequate remedy at law. Accordingly, the Consultant acknowledges that temporary and permanent injunctive relief would be appropriate remedies against such breach or threatened breach, without bond or security; provided, that nothing herein shall be construed as limiting any other legal or equitable remedies the Company might have.

         11. Notices.

         All notices, requests and consents hereunder shall be in writing. Notices, requests and consents to the parties shall be effectively given and delivered if personally delivered, facsimiled (if confirmation of such transmission is received) or sent to the parties at their respective addresses indicated herein by registered or certified mail, postage prepaid, or by reputable overnight mail courier service:

         If to the Company:         The Lundy Packing Company
                                    423 West 8th Street, Suite 200
                                    Kansas City, Missouri 64105
                                    Attn:  John Meyer

         If to Consultant:          Annabelle Fetterman





         Either party by notice to the other may from time to time change the proper address for any such notice, request or consent.


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         12. Entire Agreement.

         This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including without limitation any existing employment agreements between the Company and the Consultant, which are terminated hereby.



         13. Amendment.

         This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

         14. Governing Law.

         This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of North Carolina.

         15. Assignment.

         This Agreement is personal to the Consultant and may not be assigned by the Consultant. This Agreement may be assigned by the Company to any party with the consent of the Consultant, which consent shall not be unreasonably withheld, and the assignee shall be entitled to enforce against the Consultant the non-compete and non-disclosure covenants of the Consultant herein contained. The Consultant further agrees to execute, for the benefit of any proposed assignee, a document acknowledging the agreement of the Consultant to: (a) be bound by the non-compete and non-disclosure covenants set forth herein subsequent to any proposed assignment; and (b) consent to the enforcement of such covenants by such assignee against the Consultant.

         16. Waiver.

         No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

         17. Severability.

         In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.



                                                     CONSULTANT



                                                     /s/ Annabelle L Fetterman
                                                     Annabelle Fetterman




                                                     THE LUNDY PACKING COMPANY



                                                     By:  /s/ J Meyer
                                                     Name:  John M. Meyer
                                                     Title:  CEO


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                                                                      Schedule 1

                                  COMPENSATION

         For the first year of this Agreement, the Consultant shall receive an annual fee of $200,000 payable in accordance with the compensation policies of the Company. Compensation for the remaining term of the Agreement shall consist of one lump sum payment of $250,000, payable on the first anniversary of the date of this Agreement.